EXHIBIT 23.1




           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of GenTek Inc. on Form S-8 of our report dated March 29, 2004 (September 7, 2004 as to the effects of the discontinued operation described in Note 16), appearing in the Form 8-K of GenTek Inc. dated September 14, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs related to the adoption of fresh-start reporting and the change in method of accounting for goodwill and certain intangible assets).

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 1, 2004